Exhibit 99.4

RISK FACTORS

Investment in Units involves a high degree of risk. Prospective subscribers should consider, in addition to the factors set forth elsewhere in this Prospectus and general investment risks, the following risks before making a decision to subscribe for Units.

Risks of Investment in Complexes in Development or Construction Phases

The Partnership intends to invest in Operating Partnerships owning Complexes that are in a development or construction phase or that recently have been completed and have commenced operations. Investments in Complexes that are in the development or construction phase are subject to the risk that such development or construction will not be completed within budget or as scheduled. Construction cost overruns and delays can result in the deferral of rental income with the result that debt service payment and/or operating liability payment schedules are not met. Severe cost overruns can adversely affect a building's market position. If construction cost excesses or time delays are of a sufficient magnitude, construction or permanent financing lenders can exercise their rights to halt completion of a building or foreclose upon the interest of the equity owner (i.e., the Operating Partnership).

To minimize the effects of construction and development risks, in addition to the performance and completion bonds and other standard protections that the Partnership will endeavor to require, the Partnership will defer payment of the amount of Net Proceeds allocable to the purchase of the Operating Partnership Interest (other than the portion of the Partnership's invested assets dedicated to the Operating Partnership's Guaranteed Investment Contract) pending construction completion. The amount so deferred is expected to be 100% of such amount payable by the Partnership in the case of Complexes under construction and a lesser portion (approximately 20%-30%) of such amount in other instances. If construction is not completed on a schedule and a budget that conforms in all material respects with the schedule and budget contemplated by the Partnership at the time of its investment, the Developer General Partner will be required to reverse the Partnership's acquisition of its Operating Partnership Interest by (i) releasing all claims to the amounts that would have been paid in connection with the acquisition of such Operating Partnership Interest and any letters of credit securing the Partnership's obligations in respect thereof, and (ii) causing the Operating Partnership to distribute to the Partnership the Guaranteed Investment Contract with respect to such Operating Partnership. Each Developer General Partner's obligation in this regard will be guaranteed by Wilder Richman Corporation until the time of receipt of a temporary certificate of occupancy (or equivalent).

The General Partners expect to tailor each acquisition arrangement to the particular circumstances of the related Developer General Partner and Complex, but anticipate that no Developer General Partner will receive from escrow the entirety of the amounts due to it until the Complex is substantially rented. Pending final payment to the Developer General Partner, deferred amounts will be held in escrow and invested in Permitted Interim Investments. Interest earned on such investments will be used to cover the costs of the letters of credit securing the Partnership's obligations with the excess, if any, expected to be subject to the negotiations with the Developer General Partner.

Neither development nor construction phase Complexes nor Complexes which recently have been completed and commenced operations have any operating history from which conclusions may be drawn regarding future performance. Accordingly, there is a risk that the projected income from such Complexes will not be realized. To guard against this risk, the Partnership will attempt to obtain limited operating deficit guarantees from each Developer General Partner, as well as an undertaking that the Developer General Partner's management fee payable for any period will be deferred pending achievement by the Complex of positive cash flow levels.

See "Investment Objectives and Policies—Structure of Investments in Operating Partnerships."

If the risks described above occur, there can be no assurance that the arrangements made to protect the Partnership's interest will be sufficient to do so. See "Risks Associated with the Financial Resources of Wilder Richman Corporation and the Developer General Partners." A Complex may require additional funding and time to complete construction and/or commence operations. Once operations have commenced there can be no assurance that any particular Complex will obtain occupancy levels sufficient to generate expected revenues. Returns to the Limited Partners may be affected accordingly.

Risks of Real Estate Investments

Investment in luxury multi-family rental property in particular and in real estate in general is considered to be speculative in nature and to involve a high degree of risk. The Partnership's investment in Complexes will be subject to the risks inherent in the ownership of Complexes (which, in some cases, may include retail and commercial as well as residential space). Many of the factors which may affect the Partnership and its affairs are subject to change and are not within the control of the Partnership. The extent to which such factors could restrict the activities or adversely affect the viability of the Partnership or the value of its Operating Partnership Interests is not currently ascertainable. Those factors include adverse use of adjacent or neighboring real estate, changes in the demand for or supply of competing properties, changes in state or local tax rates and assessments, increase in utility costs, unexpected expenditures for repairs and maintenance, changes in general or local economic conditions and changes in interest rates and the availability of financing which may render the sale or refinancing of the Complexes difficult or unattractive. In addition, to the extent that commercial space, if any, is leased to tenants at rents related to a percentage of the gross receipts of the tenants, the Partnership's return on an investment in a Complex will be subject to the risks inherent in the tenants' businesses.

The Partnership Agreement does not permit assessments against Partners. Accordingly, the Partnership will have no ready means to obtain additional funds if needed in connection with operations of a Complex. In such a situation (assuming that any applicable working capital Reserves and operating deficit guaranty had been exhausted), if the Partnership were unable to obtain working capital financing from outside lending sources, the Partnership might be required to dedicate to the Operating Partnership in question amounts generated from other Partnership investments, if any, that would otherwise be distributable to Partners, or to consent to an alteration in the terms of the particular Operating Partnership Agreement granting favorable treatment to the Developer General Partner in respect of additional funds advanced by such Developer General Partner for the account of the Operating Partnership (which additional funds might be provided in the form of a loan having priority over the Partnership's capital in the Operating Partnership, or in the form of additional equity with a resulting dilution in the Partnership's interest in the Operating Partnership); provided, however, in no event will the General Partners agree to permit amounts generated from investments in the Guaranteed Investment Contract to be affected by any such action. See "Management's Discussion and Analysis of the Financial Condition of the Partnership—Capital Resources."

If a Complex does not maintain high occupancy levels, or if commercial space remains vacant for a significant period, the Complex may not generate sufficient revenue to satisfy its debt service and other obligations. If no other sources of cash are available, ultimately a foreclosure of the mortgage loan on such Complex and adverse tax consequences to the Limited Partners may result. See "Risks Associated with High Leverage" and "Federal Income Tax Considerations—Disposition of a Complex, an Operating Partnership Interest or a Partner's Unit."

The Partnership's ability to make distributions to Partners will depend on these and other factors beyond the control of the General Partners. There can be no assurance that the Partnership will have cash to distribute other than cash derived from the Guaranteed Investment Contract Return (see "Risks of Investments in Guaranteed Investment Contracts" below). In addition, the Guaranteed Investment Contract Return may be subject to the risk of insolvency of Operating Partnerships. See "Risks Associated with High Leverage" and "Risk of Operating Partnership Insolvency."

Risks of Investments in Guaranteed Investment Contracts

The Partnership intends to shift the risk of attaining levels of cash flow sufficient to provide a 7% return to Limited Partners on their investment. The principal means of achieving such a shifting of risk is expected to be the holding back of approximately 40-45% of the amounts that would otherwise be payable to Developer General Partners as purchase price and for fees. All amounts so held back will be invested in a Guaranteed Investment Contract.

There is a risk inherent in any investment in a financial instrument such as a Guaranteed Investment Contract that, due to an overall economic downturn or otherwise, the pool of assets (which may be expected to include debt obligations from corporate issuers with ratings lower than those required by the Partnership for the Guaranteed Investment Contract provider) supporting such instrument will fail to provide a return sufficient to enable the financial institution providing the Guaranteed Investment Contract to meet its obligations to holders of the Guaranteed Investment Contract. In such event or in instances where a Guaranteed Investment Contract is not supported by a specific pool of assets holders of the Guaranteed Investment Contract likely would be required to rely upon the financial strength of the Guaranteed Investment Contract provider to meet its obligations.

In recognition of such an inherent risk, the Partnership will obtain a Guaranteed Investment Contract solely from insurance companies, financial institutions or entities achieving certain ratings. See "Investment Objectives and Policies-7% Guaranteed Cash Return and 8% Preferred Return". There can be no assurance, however, that any Guaranteed Investment Contract provider will be able to meet all of its obligations to the holder of a Guaranteed Investment Contract.

As of the date of this Prospectus, the Partnership has not selected any financial institution to provide one or more Guaranteed Investment Contracts. Prospective investors will not have the opportunity to examine the financial strength of any such financial institution prior to making their investment decisions. In addition, while the General Partners believe that the terms of Guaranteed Investment Contracts do not vary significantly from provider to provider, no form of Guaranteed Investment Contract has been selected by the Partnership and such form ultimately will depend upon the requirements of the financial institution providing the Guaranteed Investment Contract. Accordingly, prospective investors will not have an opportunity to review the specific provisions of such a Guaranteed Investment Contract prior to making the investment decisions. See "Unspecified Investments and Potential Non-Availability of Suitable Investments; Risks of Joint Ventures" below.

Risk of Operating Partnership Insolvency

Because the Guaranteed Investment Contract may be considered to be assets of the Operating Partnerships rather than the Partnership, the level and frequency of cash distributions from each Guaranteed Investment Contract will be subject to the risk of the insolvency of a particular Operating Partnership. If an Operating Partnership were to become insolvent, it is likely that, at a minimum, distributions of its Guaranteed Investment Contract that would otherwise have been received during the period of insolvency would be delayed. In addition, the federal bankruptcy laws confer a great deal of latitude and discretion upon bankruptcy judges to take measures to protect and preserve the assets of an insolvent debtor for the benefit of creditors in preference to the equity owners of the debtor. Such steps could include the replacement of the Guaranteed Investment Contract by other assets that might not provide a current cash return. Although the General Partners intend to take reasonable steps to insulate the Guaranteed Investment Contract from such measures (including providing for the granting of a security interest in the Guaranteed Investment Contract in favor of the Partnership and the isolation of the Guaranteed Investment Contract in trust for the benefit of the Partnership pursuant to the Guaranteed Investment Contract Escrow Agreement), it is not certain that such steps will be effective in the event of insolvency of an Operating Partnership. Accordingly, in addition to a foreclosure upon a Complex and the potential loss or diminution in value of the Partnership's equity therein (see "Risks of High Leverage"), the insolvency of an Operating Partnership could affect the level and/or frequency of cash returns from the Guaranteed Investment Contract held by it, and could result in the judicial substitution of other assets in lieu of the Guaranteed Investment Contract.

Risks Associated with the Financial Resources of Wilder Richman Corporation and the Developer General Partners

In negotiating the acquisition of each Complex and Operating Partnership Interest, the General Partners will endeavor to obtain performance bonds or other suitable security (such as letters of credit) designed to ensure timely completion of construction and an agreement by the Developer General Partner to (i) subordinate its management fees to the achievement of some level of positive cash flow by the Complex and (ii) to reverse the Partnership's acquisition of equity in a Complex if construction completion and/or permanent mortgage financing is delayed beyond periods determined by the General Partners. In addition, the Partnership will endeavor to defer payment of certain amounts otherwise payable by the Partnership pending completion of construction of the Complex and achievement of certain operating standards or other criteria and to the extent of such deferment the Partnership will require stand-by letters of credit as described in "Investment Objectives and Policies." Each Developer General Partner will agree to reverse the Partnership's acquisition of equity in any Complex in respect of which construction is not completed in the manner described in "Investment Objectives and Policies—Structure of Investments in Operating Partnerships," which obligation will include a release of any claims to payment of deferred amounts and to the letters of credit securing such payment obligations. Such obligation of each Developer General Partner will be guaranteed by Wilder Richman Corporation, an Affiliate of the WRC General Partner until the time at which the Complex obtains a temporary certificate of occupancy (or the equivalent thereof). Inasmuch as the obligation of each Developer General Partner in this regard is expected to be able to be satisfied through the release by such Developer General Partner of claims to the payment of deferred amounts by the Partnership and to the letters of credit securing the same (together with the distribution to the Partnership of the Guaranteed Investment Contract with respect to the Operating Partnership in question), it is expected that the obligations of Wilder Richman Corporation in respect of its guarantee of such obligations of the Developer General Partners may not expose Wilder Richman Corporation to material liability. However, in the event that Wilder Richman Corporation and/or any Developer General Partner fails to meet its obligations, the cost of litigation to enforce the obligations may be very high and the recovery, if any, may come too late to avoid foreclosure of the Complexes. This risk may be compounded in the event that any Developer General Partner becomes involved in more than one Complex or Operating Partnership in which the Partnership invests.

Risks Associated With High Leverage

The investment of the Partnership in each Complex or Operating Partnership Interest will be leveraged to an extent expected to range between 60% and 85% of the appraised value of the underlying property at the time of the Partnership's acquisition of an interest therein. See "Investment Objectives and Policies—Use of Leverage." If the extent of leverage for any particular property is less than the 85% maximum at the time the Partnership acquires its interest, the possibility of subsequent increases up to the 85% maximum exists, as is discussed below.

The effects of leverage are, on the one hand, to increase the funds available for investment and the aggregate amount of depreciation available to the Partnership, and, on the other hand, to increase the risk of loss. As a result of use of leverage, a relatively slight decrease in revenues of a Complex may materially and adversely affect the cash flow of the associated Operating Partnership and, in turn, any Cash Available for Distribution to Limited Partners. To the extent that such cash flow is not sufficient to meet operating expenses of the Operating Partnership, the Developer General Partner may exhaust the Operating Partnership's Reserves. Should any Operating Partnership's revenues and reserves be insufficient to service its mortgage and other debts and pay taxes and other operating costs after exhausting any operating deficit cure obligations of the Developer General Partner, such Operating Partnership and/or the Partnership will be required to utilize its Reserves, Cash Flow (other than from the Guaranteed Investment Contract Return) and/or any other available funds to avoid a foreclosure of the subject property. There can be no assurance that additional funds will be available to any Operating Partnership or the Partnership if needed, or if available, will be on terms acceptable to the Partnership. Foreclosure on any Complex could result in tax liability to the Limited Partners of the Partnership, without distribution of any cash proceeds to pay for such liability. See "Federal Income Tax Considerations—Disposition of a Complex, an Operating Partnership Interest or a Partner's Unit." In addition, there can be no assurance that, when a Complex is sold, the proceeds of the sale will be sufficient to pay the balance due on the mortgage loan, or any other outstanding indebtedness to which the Complex is subject. In the event of such insufficiency, the Operating Partnership and/or the Partnership will be required to utilize Reserves, Cash Flow (other than from the Guaranteed Investment Contract Return) or seek additional funds.

Because the type of Complexes in which the Partnership intends to invest are likely to be under construction at the time of such investment, or to have been constructed relatively recently, there may be circumstances in which the Partnership acquires a Complex or Operating Partnership Interest encumbered by mortgages securing financing at less than full value of the Complex with the expectation and intention of refinancing such existing debt following the establishment of an operational record. In such cases, the Complex in question is likely to have been financed on terms providing for interest rates that may be or become variable, but imposing no or very limited prepayment conditions. The objective of refinancing such an interim debt package would be to obtain a higher degree of leverage and other more appropriate terms after an initial period of operations that establish the ability of the Complex to support permanent financing. If the Complex is able to generate an appropriate operating history, this initial financing package could be refinanced at a greater rate of leverage (although one that would still not exceed 85% of the then appraised value). To the extent that proceeds of such a refinancing are distributed to the Partnership and not reinvested, such a refinancing could result in an early return of capital to the Limited Partners and a resulting diminution of the base upon which Limited Partners' 8% Preferred Returns are calculated. The General Partners would expect to cause the Partnership to consent to such a refinancing in cases where the General Partners deemed it desirable in view of the opportunity to reinvest funds to obtain additional diversity of Partnership investments, or where such a refinancing would permit a return of capital to Limited Partners while still retaining for the Partnership a substantial residual interest in a Complex. The inability to conclude a refinancing of financing of this sort would leave the Operating Partnership and the Partnership subject to continuing market changes in interest rates. In connection with any mortgage indebtedness containing a negative amortization feature, there is a risk that the Operating Partnership will not have sufficient funds to repay the increase in principal payable at the end of the term. To limit Operating Partnerships' exposure to such risk the General Partners will not acquire any interest in a Complex the indebtedness underlying which requires payment of principal in excess of 110% of the amount originally financed.

Unspecified Investments and Potential Non-Availability of Suitable Investments; Risks of Joint Ventures

As of the date of this Prospectus, the Partnership has not identified any Operating Partnerships or Complexes in which it proposes to invest other than the investment described under "Specified Investments." Accordingly, other than as set forth in the "Specified Investment" section, subscribers will be unable to evaluate the Partnership's investments, including (a) the terms of the acquisitions of Complexes or Operating Partnership Interests; (b) the terms of the Operating Partnership Agreements; (c) the identity or experience of any Developer General Partners; (d) the type or location of the Complexes; or (e) other relevant economic and financial data affecting the Complexes or the Operating Partnerships. Subscribers must rely solely on the decisions of the General Partners with respect to future investment and management of the proceeds of the Offering.

Any Operating Partnership Interest expected to be acquired by the Partnership prior to the termination of the Offering will not be acquired unless sufficient Units are sold to enable the Partnership to pay an amount equal to the amount of the Partnership's Invested Assets with respect to such Operating Partnership Interest.

No assurance can be given that the Partnership will be successful in obtaining any suitable Operating Partnership Interests, Complexes or Guaranteed Investment Contracts or that the objectives of the Partnership will be achieved. Such objectives may be adversely affected by a number of factors, such as adverse legislation or increased competition for suitable investments.

This Prospectus will be revised or supplemented appropriately during the period of the Offering at such times as a reasonable probability exists, in the opinion of the General Partners, that the Partnership will make an investment in an Operating Partnership or directly or indirectly in a Complex and Guaranteed Investment Contract other than as set forth in the section captioned "Specified Investments." There can be no assurance that proposed investment transactions which are the subject of letters of intent or agreements in principle will be acquired or that such acquisitions will be on the same terms as initially expected. Proposed investments subject to purchase contracts remain subject to various terms and conditions of closing. If such investments are not acquired, investments acquired in substitution therefor may differ materially. The information provided in any supplement hereto with respect to any Complex in which it is considered reasonably probable that the Partnership will invest necessarily will be summary in nature and insufficient to permit an in-depth economic analysis of the potential for profitable investment by the Partnership.

Because no Operating Partnership Interest other than that described in the "Specified Investments" section have yet been identified for investment, there may be a delay between the time subscribers purchase Units and the time the Net Proceeds of this Offering are invested in Operating Partnership Interests. Pending such investment, the Partnership's funds will be invested in one or more Guaranteed Investment Contracts as described in "Investment Objectives and Policies" and in Permitted Interim Investments. The yield from Permitted Interim Investments may be higher or lower than the yield which might ultimately be derived from investments in Operating Partnership Interests. See "Investment Objectives—Interim Investments and Reserves." The Offering of Units may continue until the Offering Termination Date (see "The Offering and Plan of Distribution—Escrow Arrangements"), and the proceeds from this Offering may remain uninvested or uncommitted for investment in Operating Partnership Interests for up to 24 months from the commencement of the Offering. It is not expected that proceeds will remain uninvested or uncommitted for investment for such period. Proceeds of this Offering which have not been committed for investment or applied to Reserves at the date 24 months after the commencement of the Offering will be returned to Limited Partners pro rata as a return of capital. Such return, if any, will be net of Selling Commissions payable to the Selling Agent.

In the event that the Partnership directly or indirectly acquires an interest in joint ventures that own Complexes, it will be subject to the risk that the joint venturers will be unable to agree as to the proper course of the conduct of the operations of the joint venture. Any joint venture requires the good faith and active cooperation of all joint venturers. A divergence of views between or among joint venturers can have material and adverse consequences on the profitability of the joint venture and the venturers who comprise it.

Limited Financial Obligation of General Partners

The General Partners' investment in the Partnership is not a material source of the Partnership's resources as the General Partners are not obligated to contribute more than their initial contribution to the capital of the Partnership ($10 in the aggregate). The General Partners will be responsible for the payment of all Organization and Offering Expenses in excess of 3% of the Gross Proceeds without reimbursement by or recourse to the Partnership. Affiliates of the WRC General Partner may make negative cash flow or other undertakings in their capacity as Developer General Partners. In addition, until the time when temporary certificates of occupancy (or the equivalent) are obtained, Wilder Richman Corporation, an Affiliate of the WRC General Partner, will guarantee the Developer General Partners' obligations to reverse the Partnership's acquisition of Operating Partnership Interests (including the release of any claims to deferred payments or to any letters of credit securing such payments) in respect of the Operating Partnership's Complex the construction of which is not completed in the manner described in "Investment Objectives and Policies—Structure of Investments in Operating Partnerships." The General Partners may incur other obligations and liabilities as General Partners of the Partnership. Further, the General Partners have the right, but not the obligation, to make Voluntary Loans to the Partnership. See "Management of the Partnership."

Subscription for Less than Maximum Number of Units

The Initial Closing may occur at such time as Gross Proceeds are at least $10,000,000. There can be no assurance that any additional Units will be sold. The potential profitability of the Partnership could be affected by the amount of funds available for investment. The investment of a smaller sum of money would result in less diversification of the Partnership's investments than would the investment of a larger sum. Less diversification increases the potential adverse effect of a single unproductive investment. In addition, returns on those Units sold may be reduced as a result of allocating all Partnership expenses among such smaller number of Units. If only the Minimum Offering is achieved, it is likely that the Partnership would be able to acquire only a limited number of Operating Partnership Interests other than that described under "Specified Investments."

Competition for Investments

The Partnership will be competing for real property investments with many other entities engaged in real estate investment activity, including Affiliates of the General Partners. See "Conflicts of Interest—Other Activities." Competition among private and institutional purchasers of real property investments has increased substantially in recent years. No assurance can be given that the Partnership will be successful in obtaining suitable investments at acceptable prices for the proceeds of the Offering, or that, if investments are made, the investment objectives of the Partnership will be achieved.

The General Partners, any Developer General Partners and their Affiliates are or will be committed to the management of many other partnerships which own or will be seeking to acquire real estate or interests therein similar to those which the Partnership is expected to own and acquire and are or will be committed to the management of other entities similar to the Partnership or the Operating Partnerships. See "Conflicts of Interest—Subsequent Entities" and "Prior Limited Partnerships."

Reliance on Developer General Partners

The success of the Partnership will, to a large extent, depend on the quality of the management by Developer General Partners who will have the authority to make decisions relating to the day-to-day operation of the Complexes (and who, either directly or through Affiliates, may be engaged in the management of multi-family residential complexes which are competitive with the Complexes—see "Conflicts of Interest—Other Activities"). The Limited Partners will have no right or power to take part in or direct the management of the Partnership or Operating Partnerships in which it invests, except for certain voting rights with respect to the affairs of the Partnership. See "Summary of Partnership Agreement—Voting Rights of Limited Partners." The H/WRC General Partner as Special Limited Partner will have the right to approve important decisions affecting the Operating Partnerships, but is not expected to participate in the day-to-day operation of the Operating Partnerships or Complexes. See "Investment Objectives and Policies—Role of Special Limited Partner."

Investment Company Act of 1940

The Partnership will receive an opinion of counsel that the Partnership does not come within the definition of "investment company" as defined in Section 3(a) of the 1940 Act.

In rendering such an opinion, Partnership counsel concluded, among other things, that the Partnership does not come within the definition of "investment company" of Section 3(a)(1) of the 1940 Act. Section 3(a)(1) of the 1940 Act defines an investment company as an issuer which "is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities." Partnership counsel concluded that the rights and powers of the H/WRC General Partner as a Special Limited Partner in each of the Operating Partnerships, which are exercisable only on behalf of the Partnership, give the Partnership sufficient control over the management of each of the Operating Partnerships to qualify the Partnership's interest in the Operating Partnerships as more than a "passive investment," and to qualify the Partnership as not being engaged primarily in the business of investing, reinvesting, or trading in securities. Partnership counsel concluded that the Partnership is engaged primarily in the business of owning and holding interests in various luxury multi-family residential complexes and thus does not come within the definition of an investment company under Section 3(a)(1) of the 1940 Act.

Partnership counsel also concluded that the Partnership does not come within the definition of "investment company" of Section 3(a)(3) of the 1940 Act. Section 3(a)(3) of the 1940 Act defines an investment company as an issuer that "is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer's total assets." Under this section, the definition of "investment securities" excludes, among other things, securities issued by majority-owned subsidiaries of the parent which are not investment companies. Partnership counsel concluded that the Operating Partnership Interests held by the Partnership were sufficiently analogous to securities issued by non-investment company majority-owned subsidiaries to be excluded from the definition of "investment securities" based upon its evaluation of Investment Company Release - 8456 which sets forth certain requirements that the SEC believes must be met in order to reach this conclusion.

The 1940 Act contains various provisions applicable to "investment companies" (as such term is defined in the 1940 Act), including provisions relating to management and transactions with affiliates, which are inconsistent with the proposed manner of operation of the Partnership. Accordingly, if the Partnership were required to register under the 1940 Act, the Partnership and its proposed manner of operation would be materially adversely affected.

Possible Loss of Limited Liability Status of Limited Partners

Under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Uniform Act"), the liability of a limited partner is limited to (i) the capital contribution made or required to be made by him; (ii) his share of any undistributed assets of the partnership; (iii) the amount of any distribution made to him without violation of the partnership agreement or of the Delaware Uniform Act that constitutes a return of any part of his capital contribution, but only for a period of one year from the date made and only to the extent necessary to discharge the partnership's liability to creditors who extended credit to the partnership during the period the contribution was held by the partnership; and (iv) the amount of any distribution made to him in violation of the partnership agreement or of the Delaware Uniform Act for a period of six years from the date such distribution was made; provided, however, that limited partners' limited liability for partnership obligations will be lost if such limited partner (1) knowingly permits his name to be used in the name of the limited partnership, (2) is also a general partner, or (3) participates in the control of the business of the partnership.

The Partnership Agreement provides that in the event the Partnership is required, pursuant to the provisions of any applicable law or Operating Partnership Agreement or other venture agreement, to return to any Operating Partnership any funds previously distributed by such Operating Partnership or venture to the Partnership, which funds have been distributed by the Partnership, in turn, to the Partners, the Partners shall be required to make a prompt and ratable return to the Partnership of such Partnership distribution such that the Partnership is able to meet its obligation to such Operating Partnership or venture. To the extent that any such Partner fails to return such distribution to the Partnership, the Partnership Agreement will permit the General Partner to withhold further distributions to such Partner as an offset.

A Limited Partner's participation in the management or control of a Partnership could subject the Limited Partner to liability as a general partner. The Partnership Agreement provides that the Limited Partners have certain so-called "democracy rights" (see "Summary of the Partnership Agreement—Voting Rights of Limited Partners"), the existence and exercise of which under the Delaware Uniform Act does not constitute participating in the control of the business of the partnership. Nevertheless, the partnership laws of certain other states in which the Partnership (or any Operating Partnership of which it is a limited partner) may do business do not expressly grant or deny such voting rights to Limited Partners, and it may be argued that the existence thereof in the Partnership Agreement constitutes controlling the business of the Partnership in such states. The acceptance of the foregoing argument by a court would subject all or some of the Limited Partners to general liability and would make them liable with the General Partners for any civil judgment which could not be satisfied by the Partnership's assets (see "Summary of the Partnership Agreement—Liabilities of Limited Partners; Nonassessability of Units"). Because there is uncertainty as to which state partnership laws are applicable to partnerships that are organized under the laws of one state and that both own property (directly or indirectly) and have partners residing in other states, it may be difficult or impossible to know whether the Limited Partners may exercise certain of their rights without jeopardizing their status as limited partners.

Illiquid Investment

The transfer of the Units is subject to certain substantial limitations. (See "Summary of the Partnership Agreement—Transferability of Units.")

Prior to this Offering, there has been no market for the Units and no market is expected to develop for at least two years from such time as the Partnership is fully invested in Operating Partnership Interests. The General Partners do not intend to cause the Partnership to repurchase or otherwise reacquire its securities and the Partnership Agreement does not expressly permit any such redemption or repurchase. Purchasers of Units will bear the economic risk of their investment for an indefinite period of time.

Within 24 to 36 months of such time as the Partnership is fully invested in Operating Partnership Interests, the General Partners intend to cause the Partnership to qualify the Units for quotation on NASDAQ or listing on a national securities exchange unless they determine that (i) there will not be a sufficient secondary trading volume in the Units to warrant the cost to the Partnership of such listing, (ii) the Units will trade at an excessive discount from their fair market value or (iii) other factors exist such that such listing or quotation is not in the best interests of the Partnership. The purpose of any such listing would be to provide liquidity for Limited Partners desiring to sell their Units prior to the termination of the Partnership. Even if the General Partners seek such listing, there can be no assurance (a) the Units will qualify at that or any time, (b) a sufficiently active trading market will develop to permit any particular Limited Partner to sell Units if he or she wishes, or (c) the prices able to be obtained in any such secondary market will bear an appropriate relationship to the fair market value of the Units.

In connection with the possibility of trading in the Units, three factors should be noted. First, the Partnership has not yet determined whether to make an election under Section 754 of the Code (which, if made, could enhance secondary trading in the Units by permitting transferees of Units to obtain greater depreciation deductions—see "Certain Partnership Tax Elections"). Such a determination will be made at the time the Partnership seeks to qualify the Units for quotation on NASDAQ or listing on a national securities exchange. In making such a determination, the General Partners will examine the attendant recordkeeping and other costs to the Partnership. Second, even if an active secondary market were to develop, the General Partners would in any event limit the extent of trading so as to avoid a termination of the Partnership for federal income tax purposes and in addition may restrict trading if it appears necessary to avoid a tax termination of the Partnership, an Operating Partnership or venture. See "Federal Income Tax Consequences—Termination of the Partnership". Third, if secondary trading develops and the General Partners are advised by counsel that the Partnership and its Limited Partners risked adverse tax consequences from such secondary trading (such as taxability of the Partnership as a corporation—see "Federal Income Tax Considerations—Classification of the Partnerships"), the General Partners would, among other things, seek to further restrict the trading of Units (e.g., de-list the Units) or to reorganize the Partnership (e.g., to a real estate investment trust).

No assurance can be given that the Units will qualify for listing. Unless and until any listing occurs, it is not anticipated that any public market will develop for the purchase and sale of the Units. No assurance can be given that such a market will develop after listing occurs. Consequently, holders of Units might not be able to liquidate their investments in the event of an emergency, and Units may not be readily acceptable as collateral for loans. Moreover, should a purchaser dispose of his Units, he will realize taxable income or gain to the extent his allocable share of indebtedness, plus cash received, exceeds his tax basis. He may not receive sufficient cash to pay taxes on such income. See "Federal Income Tax Considerations—Disposition of a Complex, an Operating Partnership Interest or a Partner's Unit."

Delays in Obtaining Financial Data

The Partnership's ability to assemble and provide in a timely fashion to the Limited Partners its Federal income tax information, financial statements and other reports (see "Reports") will depend, in the case where the Partnership holds interests in Operating Partnerships, on the Developer General Partners' compliance with the provisions of the respective partnership agreements. The Operating Partnership Agreements will generally contain provisions requiring Operating Partnerships to retain accountants of recognized standing and to report tax data and financial information in a timely manner. In the event that any of the Developer General Partners fail to comply with such provisions, the Partnership might be unable to comply with the reporting requirements described herein in the section captioned "Reports." See "Unspecified Investments and Potential Non-Availability of Suitable Investments; Risks of Joint Ventures."

Tax Risks

The following paragraphs summarize certain of the tax risks associated with an investment in the Partnership. A more complete discussion of the federal income tax risks and consequences of an investment in the Partnership is contained in the "Federal Income Tax Considerations" section hereof. Each prospective Limited Partner should read that section carefully. In addition, particularly because of the recent passage of landmark tax reform legislation, each prospective Limited Partner should obtain the advice of his own tax advisor concerning the matters discussed in the "Federal Income Tax Considerations" section and the effect of an investment in the Partnership on his personal tax situation. See "Glossary" for the definition of terms used herein and not previously defined.

1.      Classification of the Partnerships. The Partnership and the Operating Partnerships will not seek advance rulings from the IRS that they will be treated as partnerships for federal income tax purposes rather than as associations taxable as corporations, and under current IRS guidelines the partnerships could not obtain such rulings. Although counsel for the Partnership expects to render an opinion that it is more likely than not that the partnerships will be treated as partnerships for federal income tax purposes, an opinion of counsel is not a legal determination and is not binding on the IRS. Moreover, an opinion of counsel is based on existing judicial and administrative interpretations of applicable law and regulations, all of which are subject to change. Therefore, there can be no assurance that the Partnership and the Operating Partnerships will be treated as such for federal income tax purposes. If a partnership were classified as an association taxable as a corporation, the tax status of the Partnership and the Partners would be adversely affected, and any tax benefits expected from an investment in the Partnership would be lost. Among other things, the income, deductions and any credits of the partnership would have to be reported on its own tax return and could not be passed through to the Partners, the partnership would be subject to tax as a corporation and any distributions by the Partnership to its Partners would constitute dividends, generally taxable as ordinary income in whole or in part. See "Federal Income Tax Considerations—Classification of the Partnerships."

2.      Partnership Income, Loss and Cash Distribution. It is anticipated that except with respect to income earned on the Guaranteed Investment Contract the Partnership will realize tax losses in its early years of operation. Limited Partners will be restricted in their ability to use tax losses from the Partnership to offset income from certain other sources. Tax losses allocated to Limited Partners may be reduced or eliminated if the IRS attempts to disallow and is successful in disallowing deductions of various fees and expenses that will be incurred by the Partnership, if the IRS contends successfully that the allocations and distributions provided for in the Partnership Agreement or the partnership agreements of the Operating Partnerships do not satisfy the requirements of the Code or if the IRS challenges the positions taken by the Partnership with respect to the allocation of taxable income derived from the Guaranteed Investment Contract. Income earned on the Guaranteed Investment Contract will be treated as "portfolio income," with the result that tax losses derived from real estate operations will not be available to offset such income. The timing of the recognition of portfolio income with respect to the Guaranteed Investment Contract will vary depending upon whether the Guaranteed Investment Contract is treated as a loan or as an annuity for federal income tax purposes. See "Federal Income Tax Considerations—Limitations on Losses from Passive Activities; Portfolio Income."

The extent to which a Limited Partner may use tax losses to offset income derived from sources other than the Partnership will be limited by (1) the Limited Partner's basis in the Partnership, (2) the at risk limitation on deductibility of losses and (3) the passive loss rules, which preclude individual Limited Partners from using tax losses from the Partnership to offset taxable income from wages, portfolio investments, and certain other assets. See "Federal Income Tax Consequences—At Risk Limitations and Limitations on Losses from Passive Activities; Portfolio Income." The ability of a Limited Partner to realize tax savings because of the Partnership's anticipated tax losses will vary according to his personal tax situation. Due to the recent general reduction in tax rates, any tax losses that are available to Limited Partners will have a lower after-tax benefit than they would have had prior to the 1986 Act.

In later years it is anticipated that the Partnership will realize taxable income for federal income tax purposes. In such years, each Partner must report his share of such income on his federal, state and local tax returns. At some point, the Partnership's operations may generate less cash flow than taxable income, and the income taxes payable with respect to the Partnership's taxable income in these later years may exceed the cash available for distribution to the Partners in such years and may result in an out-of-pocket tax cost to the Partners. See "Federal Income Tax Considerations—Taxation of the Partnership."

3.      Gain on Disposition. A Limited Partner may experience taxable gain on a disposition of Units (whether by sale, gift or exchange), the Operating Partnership Interests or the Complexes or any part thereof, including an involuntary foreclosure, even though no cash (or an amount of cash less than the gain) is realized on the disposition. In such circumstances the Limited Partner may experience an out-of-pocket tax cost. Although distributions of capital from a Guaranteed Investment Contract to the Limited Partners generally are not taxable, such distributions reduce the adjusted basis of Limited Partners in their Units, and to the extent that Limited Partners receive distributions from the Partnership that represent a return of their capital contributions, such as upon a sale of a Complex, an equivalent amount of income may be recognized. The net capital gain deduction was eliminated by the 1986 Act. Thus, with respect to dispositions occurring after 1987, advantageous tax treatment is not expected to be available with respect to gain realized upon a sale of Units, Operating Partnership Interests, or Complexes. See "Federal Income Tax Considerations—Disposition of a Complex, an Operating Partnership Interest or a Partner's Unit."

4.      Depreciation and Interest Deductions. The Operating Partnership will compute depreciation deductions on the Complexes by allocating the purchase price in respect of each Complex, plus certain capitalized costs, among the building, the land and items of personal property in accordance with their respective relative fair market values, as determined by an appraisal. The Partnership expects that Operating Partnerships generally will recover the cost of depreciable real estate over 27.5 years or a longer period if selected by the Developer General Partners, using the straight line method, and the cost of any personal property over a prescribed period based upon the useful life of the property, which generally is expected to be 5-7 years, using an accelerated method. The IRS could attempt to adjust the timing and amount of depreciation deductions taken by the Operating Partnership. For example, the IRS could take the position that the Operating Partnerships' depreciation should begin at a later date than that selected, because of Developer General Partner repurchase obligations (see "Investment Objectives and Policies—Structure of Investments in Operating Partnerships"), or that more of the depreciable basis should be allocated to the land and less to the building, or that the fair market value of a Complex is less than the amount paid by the Partnership, so that some portion of the mortgage encumbering the Complex should not be included in the depreciable basis of the Complex. The IRS also could assert that the Operating Partnership should not be entitled to claim interest deductions during the term of a mortgage unless the Operating Partnership can demonstrate that the value of each Complex is more than the amount of such mortgage. There can be no assurance the IRS would not prevail if it asserts these or other arguments. In such case, the Partnership could be prevented from taking any depreciation or interest deductions or its depreciation and interest deductions could be reduced or deferred.

5.      Alternative Minimum Tax. An investment in the Partnership may affect the liability of a Limited Partner for the alternative minimum tax. The 1986 Act revised the individual alternative minimum tax by increasing the tax rate from 20% to 21%, adding a phase-out of the exemption amount, and adding a number of preference items, including losses from passive business activities (which term would include the Partnership). Corporations are also subject to an alternative minimum tax. Prospective Limited Partners should review the effect of an investment in the Partnership on their liability for the alternative minimum tax with their own tax advisors.

6.      Audit Risks. The Partnership must file annual federal information tax returns and may also be required to file state or local tax returns. Any return filed by the Partnership may be audited and any such audit may result in adjustments. Adjustments to any of the Partnership's returns could result in an audit of a Limited Partner's own tax return. Any audit of a Limited Partner's tax return could result in adjustments to non-Partnership as well as Partnership items, could involve additional expenses for such Limited Partner and could result in the imposition of interest charges and penalties. A federal tax audit of the Partnership's information returns could result in the imposition of additional tax liability for the Limited Partners, as well as interest and, possibly, penalties. The IRS has expanded substantially its examination of partnership tax returns, with almost all of the expanded examination directed at tax shelter partnerships filing returns showing losses over $25,000. The IRS has reported that it examined a substantial percentage of the returns in this category in a recent fiscal year.

Promoters of tax shelters are required to register their offerings with the IRS and to maintain a list identifying each investor in the shelter. This list must be furnished to the IRS on request. The Partnership will be treated as a tax shelter for this purpose and will be required to register with the IRS. Registration, which may increase the likelihood of an audit, does not indicate that this investment or the anticipated tax benefits have been reviewed, examined or approved by the IRS.

Because of the above factors, the likelihood that the Partnership's tax returns will be selected for audit is increased and, consequently, the likelihood that a Limited Partner's individual tax return will be audited also is increased. The likelihood of an audit also is increased by rules that provide for uniform judicial and administrative proceedings at the partnership level. Recent changes to the tax laws have increased the size and scope of a taxpayer's potential liability for interest and penalties. For example, under the 1986 Act, the interest rate that generally applies to underpayments of tax is 3% over the applicable Federal short-term rate, and interest owed to the IRS will not be deductible.

7.     Tax Reform. Prospective Limited Partners must recognize that applicable federal income tax rules have recently been modified by legislation, and may in the future be modified further by legislative, judicial or administrative action at any time and that any such action may adversely affect the Partnership or a Partner. In particular, prospective Limited Partners should note that the 1986 Act has been enacted recently. This legislation changes many of the tax rules applicable generally to the Limited Partners in their capacities as individual taxpayers, wholly apart from any consequences flowing from an investment in the Partnership. Each prospective Limited Partner should consult with his own tax advisor concerning the possible effect of the recent legislation on an investment in the Partnership and on his personal tax situation, and must recognize that materially adverse tax legislation could be enacted in the future.

Prospective Limited Partners should also note that several other issues that are critical to the realization of the projected tax results of an investment in the Partnership are under study by the IRS. These topics include the classification of entities for federal income tax purposes.

For a more detailed discussion of the foregoing and other tax issues, see "Federal Income Tax Considerations."

CONFLICTS OF INTEREST

E. F. Hutton & Company Inc. ("Hutton" or the "Selling Agent") is an Affiliate of the Hutton General Partner. Both the WRC General Partner and the Hutton General Partner are Affiliates of the H/WRC General Partner (which will act as Special Limited Partner of each Operating Partnership), and are engaged, directly or with their respective Affiliates, in various real estate activities, including the sale of other real estate limited partnership interests and arranging for the private purchase and sale of interests in real estate. For a description of the General Partners and their Affiliates see "Management of the Partnership" and "Prior Limited Partnerships."

The General Partners, their Affiliates and the Developer General Partners will have various other conflicts of interest, including the following:

General Partners and Developer General Partners

The General Partners, Developer General Partners and their Affiliates may be committed to the continuing management of other limited partnerships similar to the Operating Partnerships. In addition, such persons may be general partners of other partnerships which own or lease multi-family housing complexes located in the same market area and compete with the Complexes. The General Partners and Developer General Partners will be required by the terms of the Partnership Agreement and the Operating Partnership Agreements, respectively, to manage the affairs of the respective partnerships to the best of their abilities, to use their best efforts to carry out the purposes of such partnerships and to devote such time as is, in their judgment, necessary to the business of the Partnership or the Operating Partnerships. See "Management of the Partnership."

Absence of Independent Selling Agent

The Selling Agent will receive commissions for the sale of Units and its Affiliate, the Hutton General Partner, expects to receive various types of fees and compensation in its capacity as a General Partner. The Selling Agent has retained independent counsel (although such counsel is also counsel to the Hutton General Partner) and has conducted such due diligence investigation and review as it deems necessary under the circumstances. However, because it is affiliated with the Hutton General Partner, subscribers will not have the benefit of an independent investigation of the Partnership as is customarily made by independent selling agents.